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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-48764 of The Charles Schwab Corporation on Form S-4 of our report dated February 16, 2000 (July 17, 2000 as to Notes 1, 17 and
21), appearing in the Current Report on Form 8-K filed on July 18, 2000 of The Charles Schwab Corporation, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. Our report on the consolidated financial statements expresses an unqualified opinion, references the report of other auditors and includes an explanatory paragraph related to an accounting change to conform with Statement of Position 98-1.


/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 7, 2000